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                                                                      EXHIBIT 20

CONTACT:
MEDIA RELATIONS:                    INVESTOR RELATIONS:
CLARKSON HINE                       ANTHONY J. DIAZ
(847) 484-4415                      (847) 484-4410

                FORTUNE BRANDS UPDATES FIRST QUARTER EXPECTATIONS
                      COMPANY SEES 1ST QUARTER PERFORMANCE
                       ABOVE RANGE OF ANALYSTS' ESTIMATES

New York, NY, March 19, 2002 - Fortune Brands, Inc. (NYSE: FO), a leading consumer brands company, today announced that it expects to report first quarter earnings per share that are "above the top end of the current range of analysts' estimates."

In remarks prepared for delivery today at the Merrill Lynch Global Branded Consumer Products Conference in New York, Fortune Brands Chairman & Chief Executive Officer Norm Wesley said, "The first quarter is progressing very well for Fortune Brands on the strength of our leading brands and successful new products across the business. We're seeing especially robust demand in Home & Hardware, with strong orders for our cabinet brands, tool storage products and Moen faucets. And our Spirits & Wine business continues to benefit from our high-return distribution alliance with ABSOLUT vodka."

"The current range of estimates by Wall Street securities analysts for our first quarter performance is 50 to 53 cents versus the 39 cents we delivered in the first quarter last year. Assuming our strong orders continue through the end of March, we expect our first quarter earnings per share to be above the top end of the current range of analysts' estimates when we report results next month," Wesley added.

"Clearly, the strength of our first quarter gives us greater confidence in achieving our full-year target, which for now remains unchanged. For the full year, we're targeting performance within the current range of analysts' estimates, which would put our 2002 EPS between $2.90 and $3.05 per share," Wesley said.

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Fortune Brands, Inc. is a consumer products company with annual sales exceeding
$5 billion. Its operating companies have premier brands and leading market positions in home and hardware products, office products, golf equipment and spirits and wine. Home and hardware brands include Moen faucets, Aristokraft and Schrock cabinets, Master locks and Waterloo tool storage sold by units of MasterBrand Industries, Inc. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, The Dalmore single malt Scotch, Vox vodka and Geyser Peak and Canyon Road wines. Acushnet Company's golf brands include Titleist, Cobra and FootJoy. Office brands include Day-Timer, Swingline,






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Kensington and Wilson Jones sold by units of ACCO World Corporation. Fortune
Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index.

To receive company news releases by e-mail, please visit
WWW.FORTUNEBRANDS.COM.

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This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, competitive product and pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brand groups, expenses and disruptions related to shifts in manufacturing to different locations and sources, challenges in the integration of acquisitions and joint ventures, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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